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                                                        Exhibit 99.B(d)(11)(iii)

[ING LOGO]


ING Life Insurance and Annuity Company
151 Farmington Avenue, TS41, Hartford, CT 06156-8975


February 9, 2005


Greg Garvin
American Century Investment Management, Inc.
100 Peachtree Ind. Blvd., Suite 6-372
Suwanee, GA 30024

Dear Mr. Garvin:

     Pursuant to Section 1 of the Investment Sub-Advisory Agreement dated March 29, 2002, as amended, between ING Life Insurance and Annuity Company and American Century Investment Management, Inc. (the "Agreement") we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to ING American Century Large Company Value Portfolio, a series of ING Partners, Inc. (the "New Series"), upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the above-mentioned New Series to AMENDED APPENDIX A of the Agreement, effective April 29, 2005. The AMENDED APPENDIX A, with the annual sub-advisory fees indicated for each series, is attached hereto.

     Please signify your acceptance to act as Sub-Adviser under the Agreement with respect to the New Series by signing below.

                                       Very sincerely,


                                       /s/ Laurie M. Tillinghast
                                       -------------------------
                                       Laurie M. Tillinghast
                                       Vice President
                                       ING Life Insurance and Annuity Company


ACCEPTED AND AGREED TO:
American Century Investment Management, Inc.


By:    /s/ William M. Lyons
       --------------------
Name:  William M. Lyons
       ----------------
Title: President
       ---------

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                               AMENDED APPENDIX A
                                       TO
                        INVESTMENT SUBADVISORY AGREEMENT
                                     BETWEEN
                     ING LIFE INSURANCE AND ANNUITY COMPANY
                                       AND
                  AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

PORTFOLIOS                                                             ANNUAL SUBADVISER FEE
----------                                                             ---------------------
                                                             (AS A PERCENTAGE OF AVERAGE DAILY NET ASSETS)
ING American Century Large Company Value                     0.40% on the first $500 million of assets(2)
Portfolio and ING American Century Select                    0.35% on the next $500 million of assets
Portfolio(1)                                                  0.30% on assets in excess of $1 billion

ING American Century Small Cap Value Portfolio               0.80% on the first $50 million of assets
                                                                0.75% on assets over $50 million

(1) These Portfolios and any other large cap U.S. equity portfolios managed by Adviser and sub-advised by Subadviser will be combined and assets aggregated to determine the Annual Subadviser Fee.

(2) The Annual Subadviser Fee on the first $500 million will be reduced to 0.35% if Adviser's cumulative U.S. large cap assets under management sub-advised by Subadviser exceed $650 million.

                                        2